Exhibit 99.2

Cantor Equity Partners V, Inc. Announces Closing of $250 Million Initial Public Offering

New York, NY – November 5, 2025 – Cantor Equity Partners V, Inc. (Nasdaq: CEPV) (the “Company”) announced today that it closed its initial public offering of 25,000,000 Class A ordinary shares at $10.00 per share, which was upsized, including 3,000,000 Class A ordinary shares pursuant to the partial exercise of the overallotment option by the underwriters. The shares began trading on the Nasdaq Global Market under the symbol “CEPV” on November 4, 2025.

Of the proceeds received from the consummation of the initial public offering and a simultaneous private placement of shares, $250,000,000 was placed into the Company’s trust account. An audited balance sheet of the Company as of November 5, 2025, reflecting receipt of the proceeds from the consummation of the initial public offering and such private placement, will be included as an exhibit to a Current Report on Form 8-K to be filed by the Company with the Securities and Exchange Commission.

Cantor Fitzgerald & Co. acted as the sole book-running manager for the offering.

About Cantor Equity Partners V, Inc.

Cantor Equity Partners V, Inc. is a blank check company sponsored by Cantor Fitzgerald and led by Chairman and Chief Executive Officer Brandon Lutnick. Cantor Equity Partners V, Inc. was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company’s efforts to identify a prospective target business will not be limited to a particular industry or geographic region, but the Company intends to focus on a target in an industry where it believes the Company’s management teams’ and affiliates’ expertise will provide the Company with a competitive advantage, including the financial services, digital assets, healthcare, real estate services, technology and software industries.

A registration statement relating to these securities has become effective pursuant to the Section 8(a) of the Securities Act of 1933 on November 3, 2025. The offering has been made only by means of a prospectus, copies of which may be obtained by contacting Cantor Fitzgerald & Co., Attention: Capital Markets, 110 East 59th Street, 6th Floor New York, New York 10022; Email: prospectus@cantor.com. Copies of the registration statement can be accessed through the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements, including with respect to the anticipated use of the net proceeds of the offering as described in the offering prospectus, are subject to risks and uncertainties, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the offering filed with the SEC, which could cause actual results to differ from the forward-looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

CONTACTS

Media

Danielle Popper

Danielle.popper@cantor.com

+1 212-938-5000